Exhibit 77(i)(1)

THE ALGER FUNDS II

Certificate of Amendment
for Termination of
Alger International Opportunities Fund

The undersigned, being the Secretary of The Alger Funds II (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 6.1(b) and 9.4 of the Amended and Restated Agreement and Declaration of Trust dated February 18, 1997, as amended to date (the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on December 14, 2010, the Alger International Opportunities Fund is terminated effective upon the filing of this Certificate of Amendment with the Secretary of the Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 24th day of January, 2011.

/s/ Hal Liebes

Hal Liebes, Secretary